                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement          [ ] CONFIDENTIAL FOR USE OF THE
                                             COMMISSION ONLY
                                             (AS PERMITTED BY RULE 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   Filing by:
                           Union Carbide Corporation

             (Name of Each Registrant as Specified in Its Charter)


       (Name of Person(s) Filing Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:


    (2) Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:


    (5) Total fee paid:


[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided in Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously paid:


    (2) Form, Schedule or Registration Statement no.:


    (3) Filing Party:


    (4) Date Filed:

[UNION CARBIDE LOGO APPEARS HERE]

To the Stockholders of Union Carbide Corporation:

   As you know, Union Carbide Corporation has entered into a merger agreement with The Dow Chemical Company and a wholly owned subsidiary of Dow. Previously, we sent to you the proxy statement/prospectus, dated October 5, 1999, which described the merger and included a notice of special meeting of stockholders to be held on December 1, 1999 for the purpose of adopting the merger agreement. As a result of the merger, Union Carbide would become a subsidiary of Dow and each then outstanding share of Union Carbide common stock would be converted into 0.537 of a share of Dow common stock. This proxy statement/prospectus supplement is provided to supplement the information contained in the proxy statement/prospectus.

   Union Carbide has restated net earnings for the first and second quarters of 1999 upward by $6 million ($.04 per diluted share) and $7 million ($.05 per diluted share), respectively. The fourth quarter of 1998 earnings were also understated by $2 million, after tax ($.01 per diluted share), the adjustment for which has been included in the third quarter of 1999. These adjustments correct an overstatement of cost of sales of $22 million ($15 million, after tax). The overstatement was the result of human error associated with a work process change in conjunction with Union Carbide's enterprise-wide information systems implementation. The overstatement did not impact cash flow.

   After considering the restatement of net earnings described above at a meeting on October 24, 1999, your board of directors continues to recommend that you vote FOR adoption of the merger agreement. Credit Suisse First Boston Corporation, Union Carbide's financial advisor, has delivered to the board of directors a letter, dated October 24, 1999 (attached as Annex I hereto), to the effect that had such restatement of net earnings been included in the information Credit Suisse First Boston reviewed in connection with issuing its opinion, dated August 3, 1999 (attached as Annex B to the proxy statement/prospectus), such restatement would not have resulted in any change to the conclusion reached in such opinion that, as of the date of such opinion, the exchange ratio provided for in the merger was fair to the holders of Union Carbide common stock from a financial point of view. We encourage you to read this letter carefully for a description of the matters considered and limitations on the review undertaken with respect to this letter.

   Your vote is very important. The affirmative vote of holders of two-thirds of the outstanding shares of Union Carbide common stock is required to adopt the merger agreement. Regardless of the number of shares you own, or whether you plan to attend the December 1, 1999 stockholders meeting, please complete, sign, date and mail your proxy card or vote your proxy by telephone, fax or the Internet as soon as possible to make sure your shares are represented at the meeting. See pages 15-17 of the proxy statement/prospectus for voting instructions. If you have already returned a proxy card or voted by telephone, fax or the Internet, no further action is required. If you have not yet voted, we request that you do so promptly.

                                         Sincerely,

                                         /s/ William H. Joyce

                                         Dr. William H. Joyce
                                         Chairman of the Board, President and
                                         Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/ prospectus supplement or the proxy statement/prospectus. Any representation to the contrary is a criminal offense and should be reported immediately to the Securities and Exchange Commission.

                               ----------------

  The date of this proxy statement/prospectus supplement is October 25, 1999.

   This proxy statement/prospectus supplement includes revised financial information that supersedes certain financial information contained in the proxy statement/prospectus. This proxy statement/prospectus supplement should be read in conjunction with the proxy statement/prospectus. If you require an additional copy of the proxy statement/prospectus, please call D.F. King & Co., Inc. at 1-800-994-3227.

   In connection with the restatement of net earnings described above, on October 25, 1999, Union Carbide filed with the Securities and Exchange Commission Forms 10-Q/A for the quarterly periods ended March 31, 1999 and June 30, 1999, respectively. The proxy statement/prospectus as supplemented by this proxy statement/prospectus supplement incorporates by reference the information contained in these Forms 10-Q/A as well as other important business and financial information about both Dow and Union Carbide that is not included in or delivered with the proxy statement/prospectus or this proxy statement/prospectus supplement. See "Additional Information--Where You Can Find More Information" on pages 61-62 of the proxy statement/prospectus.

The following page supersedes page 4 of the proxy statement/prospectus:

   The unaudited equivalent pro forma per share information for Union Carbide is based on the unaudited pro forma amounts per share for Dow multiplied by the exchange ratio of 0.537.

   The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial information of Dow and Union Carbide incorporated by reference in this proxy statement/prospectus and the unaudited pro forma combined condensed financial information included in this proxy statement/prospectus.

                                                               Year Ended
                                             Six Months       December 31,
                                                Ended     --------------------
                                            June 30, 1999  1998   1997   1996
                                            ------------- ------ ------- -----
Dow:
Income per share from continuing
 operations:
  Basic:
    Historical.............................    $ 3.35     $ 5.83 $  7.81 $7.71
    Pro forma..............................      2.97       5.69    8.07  7.75
  Diluted:
    Historical.............................    $ 3.30     $ 5.76 $  7.70 $7.60
    Pro forma..............................      2.93       5.61    7.79  7.44
Book value per share:
    Historical.............................    $35.20     $33.91
    Pro forma..............................     35.88      34.93
Cash dividends declared per share:
    Historical.............................    $ 1.74     $ 3.48 $  3.36 $3.00
    Pro forma..............................      1.74       3.48    3.36  3.00

Union Carbide:
Income per share before the cumulative
 effect of change in accounting principle:
  Basic:
    Historical.............................    $ 1.05     $ 2.98 $  5.02 $4.43
    Equivalent pro forma...................      1.59       3.06    4.33  4.16
  Diluted:
    Historical.............................    $ 1.02     $ 2.91 $  4.53 $3.90
    Equivalent pro forma...................      1.57       3.01    4.18  4.00
Book value per share:
    Historical.............................    $18.42     $18.46
    Equivalent pro forma...................     19.27      18.76
Cash dividends declared per share:
    Historical.............................    $ 0.45     $ 0.90 $0.7875 $0.75
    Equivalent pro forma...................      0.93       1.87    1.80  1.61

The Meeting

   The meeting of Union Carbide's stockholders will take place on Wednesday, December 1, 1999, in the John C. Creasy Health Education Center, 24 Hospital Avenue, Danbury, Connecticut, at 10:00 a.m. Eastern time. At the meeting, you will be asked to vote on adoption of the merger agreement. If you plan to attend the meeting, you will need to obtain a ticket. Please call the toll-free number--1-800-934-3350--and a member of Union Carbide's Shareholder Services Department will process your ticket request.

Vote Required

   Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of Union Carbide common stock held. A majority of the shares of Union Carbide common stock outstanding on the record date represented in person or by proxy

    The following page supersedes page 10 of the proxy statement/prospectus:

Selected Historical Financial Information of Union Carbide

   Union Carbide is providing the following information to aid your analysis of the financial aspects of the merger. Union Carbide derived this information from audited financial statements for the years 1994 through 1998 and unaudited financial statements for the six months ended June 30, 1998 and 1999. In the opinion of Union Carbide management, this unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the six months ended June 30, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with Union Carbide's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Union Carbide's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. See "Additional Information--Where You Can Find More Information."

                                               Union Carbide
                             -------------------------------------------------
                              Six Months
                                 Ended
                               June 30,          Year Ended December 31,
                             ------------- -----------------------------------
                              1999   1998   1998   1997    1996   1995   1994
                             ------ ------ ------ ------- ------ ------ ------
                                   (in millions, except per share data)
Selected Historical
 Consolidated Statements of
 Income Information:
Net sales................... $2,820 $3,020 $5,659 $ 6,502 $6,106 $5,888 $4,865
Earnings before cumulative
 effect
 of change in accounting
 principle..................    140    260    403     669    583    915    379
Earnings before cumulative
 effect
 of change in accounting
 principle
 per common share--basic.... $ 1.05 $ 1.91 $ 2.98 $  5.02 $ 4.43 $ 6.65 $ 2.51
Earnings before cumulative
 effect
 of change in accounting
 principle
 per common share--diluted..   1.02   1.86   2.91    4.53   3.90   5.85   2.27
Cash dividends declared per
 common share...............   0.45   0.45   0.90  0.7875   0.75   0.75   0.75
Weighted average common
 shares
 outstanding--basic.........  133.0  136.5  135.0   128.2  131.0  137.2  149.9
Weighted average common
 shares
 outstanding--diluted.......  136.1  140.2  138.4   144.0  151.6  157.9  170.7

                                                       December 31,
                                   June 30, ----------------------------------
                                     1999    1998   1997   1996   1995   1994
                                   -------- ------ ------ ------ ------ ------
                                                  (in millions)
Selected Historical Consolidated
 Balance Sheet Information:
Working capital...................  $  613  $  436 $  362 $  595 $  858 $  329
Total assets......................   7,465   7,291  6,964  6,546  6,256  5,028
Total long-term debt..............   2,044   1,796  1,458  1,487  1,285    899
Total stockholders' equity........   2,454   2,449  2,348  2,114  2,045  1,509

    The following page supersedes page 12 of the proxy statement/prospectus

                                          Six Months
                                        Ended June 30,  Year Ended December 31,
                                        --------------- -----------------------
                                         1999    1998    1998    1997    1996
                                        ------- ------- ------- ------- -------
                                         (in millions, except per share data)
Selected Unaudited Pro Forma Combined
 Statements of Income Information:
Net sales.............................. $11,856 $12,706 $24,100 $26,520 $26,159
Earnings before cumulative effect of
 change in accounting principle........     879   1,106   1,707   2,471   2,483
Earnings before cumulative effect of
 change in accounting principle per
 common share--basic................... $  2.97 $  3.66 $  5.69 $  8.07 $  7.75
Earnings before cumulative effect of
 change in accounting principle per
 common share--diluted.................    2.93    3.59    5.61    7.79    7.44
Weighted average common shares
 outstanding--basic....................   295.6   302.2   299.8   303.2   320.4
Weighted average common shares
 outstanding--diluted..................   301.3   308.7   305.4   315.9   336.1

                                                             December 31,
                                               June 30, -----------------------
                                                 1999    1998    1997    1996
                                               -------- ------- ------- -------
                                                        (in millions)
Selected Unaudited Pro Forma Combined Balance
 Sheet Information:
Working capital..............................  $ 2,470  $ 2,034 $ 2,391 $ 5,271
Total assets.................................   31,545   32,005  31,878  32,158
Total long-term debt and redeemable preferred
 stock.......................................    6,160    5,890   5,703   5,717
Net stockholders' equity.....................   10,548   10,278  10,374  10,468

    The following page supersedes page 66 of the proxy statement/prospectus:

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 June 30, 1999
                                 (in millions)

                             The Dow   Union Carbide   Merger        Combined
                             Chemical   Corporation   Pro Forma      Pro Forma
                             Company   (As Restated) Adjustments   (As Restated)
                             --------  ------------- -----------   -------------
ASSETS
Current Assets:
  Cash and cash equivalents. $   218      $    41      $   (75)(1)    $   659
                                                           475 (2)
  Accounts and notes
   receivable...............   4,065        1,075          --           5,140
  Inventories...............   2,593          599          --           3,192
  Other current assets......     574          247            6 (4)        827
                             -------      -------      -------        -------
    Total current assets....   7,450        1,962          406          9,818
                             -------      -------      -------        -------
Investments:
  Investment in
   nonconsolidated
   affiliates...............   1,379          561          --           1,940
  Other investments and
   noncurrent receivables...   2,720          119          --           2,839
                             -------      -------      -------        -------
    Total investments.......   4,099          680          --           4,779
                             -------      -------      -------        -------
Net Property................   8,226        4,351          --          12,577
                             -------      -------      -------        -------
Total Other Assets..........   3,330          472          569 (4)      4,371
                             -------      -------      -------        -------
    Total Assets............ $23,105      $ 7,465      $   975        $31,545
                             =======      =======      =======        =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable and long-
   term debt due within one
   year..................... $ 1,286      $   419          --         $ 1,705
  Accounts payable..........   2,394          239          --           2,633
  Other current liabilities.   2,313          691      $     6 (4)      3,010
                             -------      -------      -------        -------
    Total current
     liabilities............   5,993        1,349            6          7,348
                             -------      -------      -------        -------
Long-Term Debt..............   4,063        2,044          --           6,107
                             -------      -------      -------        -------
Other Noncurrent
 Liabilities:
  Deferred income tax
   liabilities--noncurrent..     785          --           977 (4)      1,762
  Pension and other
   postretirement benefits--
   noncurrent...............   1,870          439           20 (4)      2,329
  Other noncurrent
   obligations..............   2,241        1,141         (428)(4)      2,954
                             -------      -------      -------        -------
    Total other noncurrent
     liabilities............   4,896        1,580          569          7,045
                             -------      -------      -------        -------
Minority Interest in
 Subsidiary Companies.......     406           38          --             444
                             -------      -------      -------        -------
Temporary Equity............      53          --           --              53
                             -------      -------      -------        -------
Stockholders' Equity:
  Common stock..............     818          157         (157)(3)        818
  Additional paid-in
   capital..................     891          114          433 (2)        --
                                                        (4,892)(3)
                                                         3,454 (3)
  Retained earnings.........  13,242        3,417          (75)(1)     13,130
                                                        (3,454)(3)
  Unearned employee
   compensation--ESOP and
   other equity adjustments.     --           (58)         --             (58)
  Accumulated other
   comprehensive loss.......    (300)        (157)         --            (457)
  Treasury stock, at cost...  (6,957)      (1,019)          42 (2)     (2,885)
                                                         5,049 (3)
                             -------      -------      -------        -------
    Net stockholders'
     equity.................   7,694        2,454          400         10,548
                             -------      -------      -------        -------
    Total Liabilities and
     Stockholders' Equity... $23,105      $ 7,465      $   975        $31,545
                             =======      =======      =======        =======

    The following page supersedes page 67 of the proxy statement/prospectus:

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     For the six months ended June 30, 1999
                      (in millions, except per share data)

                              The Dow  Union Carbide   Merger     Combined Pro
                              Chemical  Corporation   Pro Forma       Forma
                              Company  (As Restated) Adjustments  (As Restated)
                              -------- ------------- -----------  -------------
Net Sales....................  $9,036     $2,820          --         $11,856
                               ------     ------        -----        -------
  Cost of sales..............   6,671      2,137        $ 187 (4)      8,995
  Research and development
   expenses..................     415         76            5 (4)        496
  Selling, general and
   administrative expenses...     764        127          --             891
  Amortization of
   intangibles...............      54        --             7 (4)         61
  Depreciation and
   amortization..............     --         199         (199)(4)        --
  Partnership income.........     --           2           (2)(4)        --
  Insurance and finance
   company operations, pretax
   income....................      61        --            10 (4)         71
  Equity in earnings (losses)
   of nonconsolidated
   affiliates................      47        (50)           2 (4)         (1)
  Sundry income--net.........     157         41          (16)(4)        182
                               ------     ------        -----        -------
Earnings Before Interest,
 Income Taxes and Minority
 Interests...................   1,397        274           (6)         1,665
                               ------     ------        -----        -------
  Interest income............      52        --             6 (4)         58
  Interest expense and
   amortization of debt
   discount..................     241         66          --             307
                               ------     ------        -----        -------
Income Before Income Taxes
 and Minority Interests......   1,208        208          --           1,416
                               ------     ------        -----        -------
  Provision for income taxes.     431         66          --             497
  Minority interests' share
   in income.................      35          2          --              37
  Preferred stock dividends..       3        --           --               3
                               ------     ------        -----        -------
Earnings before cumulative
 effect of change in
 accounting principle........     739        140          --             879
                               ------     ------        -----        -------
  Cumulative effect of change
   in accounting principle...     --         (20)         --             (20)
                               ------     ------        -----        -------
Net Income Available for
 Common Stockholders.........  $  739     $  120          --         $   859
                               ======     ======        =====        =======
Share Data:
  Earnings before cumulative
   effect of change in
   accounting principle per
   common share--basic.......  $ 3.35     $ 1.05              (5)    $  2.97
  Earnings per common share--
   basic.....................    3.35       0.90              (5)       2.91
  Earnings before cumulative
   effect of change in
   accounting principle per
   common share--diluted.....    3.30       1.02              (5)       2.93
  Earnings per common share--
   diluted...................    3.30       0.88              (5)       2.86
  Weighted average common
   shares outstanding--basic.   220.4      133.0              (5)      295.6
  Weighted average common
   shares outstanding--
   diluted...................   224.4      136.1              (5)      301.3

                                                                         ANNEX I

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]


October 24, 1999

Board of Directors
Union Carbide Corporation
39 Old Ridgebury Road
Danbury, Connecticut 06817-0001

Members of the Board:

Reference is made to our written opinion to the Board of Directors dated August 3, 1999 (the "Opinion") in connection with the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of August 3, 1999, among Union Carbide Corporation ("Union Carbide"), The Dow Chemical Company ("Dow Chemical") and Transition Sub Inc., a wholly owned subsidiary of Dow Chemical. We have been advised by Union Carbide of the restatement of net earnings (the "Restatement") as described in the proxy statement/prospectus supplement to be dated October 25, 1999 of Union Carbide and Dow Chemical relating to the Merger (the "Proxy Statement/Prospectus Supplement").

Based upon the information in the Proxy Statement/Prospectus Supplement relating to the Restatement and without undertaking any responsibility to update the Opinion or to review or take into account any changes since the date of the Opinion in events, circumstances or projections or other matters we may have considered in connection with issuing the Opinion, we confirm that, had the Restatement been included in the information we reviewed in connection with issuing the Opinion, such Restatement would not have resulted in any change to the conclusion reached in the Opinion that, as of the date of the Opinion, the Exchange Ratio (as defined in the Opinion) was fair to the holders of Union Carbide common stock from a financial point of view.

This letter is being provided to the Board of Directors in light of, and solely with respect to, the specific matters relating to the Restatement referred to above and does not constitute a "bring-down" of the Opinion. This letter is subject to the same qualifications, limitations and assumptions as are set forth in the Opinion. We hereby consent to the inclusion of this letter as Annex I to, and the reference thereto in, the Proxy Statement/Prospectus Supplement.

Very truly yours,

/s/ Credit Suisse First Boston Corporation
------------------------------------------
CREDIT SUISSE FIRST BOSTON CORPORATION